UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Waste Services, Inc.

(Name of Registrant as Specified In Its Charter)

not applicable

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1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

May 1, 2008

Dear Stockholder:

Enclosed is a notice of meeting and management proxy statement for the annual meeting of the stockholders of Waste Services, Inc. to be held at the Hilton Garden Inn, 985 Syscon Road, Burlington, Ontario, Canada on Thursday, June 12, 2008, at 10:00 a.m. (EDT).

The meeting has been called to elect three directors as further described in the accompanying proxy statement.

A copy of our Annual Report for the fiscal year ended December 31, 2007 is enclosed with this Notice of Annual Meeting and Proxy Statement.

Regardless of the number of shares you own, it is important that you be present or represented at the meeting. If you are unable to attend the meeting in person, kindly complete, date, sign and return the enclosed form of Proxy so that your shares can be voted at the meeting in accordance with your instructions.

Yours truly,

“David Sutherland-Yoest”

David Sutherland-Yoest
Chairman, President and Chief Executive Officer

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 12, 2008

Notice is hereby given that the annual meeting (the “Annual Meeting”) of the stockholders of Waste Services, Inc. (the “Corporation”) will be held at the Hilton Garden Inn, 985 Syscon Road, Burlington, Ontario, Canada on Thursday, June 12, 2008 at 10:00 a.m. (EDT) for the following purposes:

1. To elect three Class II directors each to hold office for a three year term to expire at the 2011 Annual Meeting; and

2. To transact such further and other business as may properly come before the Annual Meeting or any adjournment thereof.

The accompanying proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by management of the Corporation for use at the Annual Meeting. The Proxy Statement provides additional information relating to the matters to be addressed at the Annual Meeting. A form of proxy also accompanies this notice.

The Board of Directors has fixed the record date for the Annual Meeting as April 21, 2008. Only holders of common stock and of Special Voting Preferred Stock on that date will be entitled to notice of and to vote at the Annual Meeting. If you hold exchangeable shares of Waste Services (CA) Inc. on the record date, you will receive a copy of this notice from the holder of the Special Voting Preferred Stock, Computershare Trust Company of Canada (the “Trustee”) with instructions on how to direct the Trustee to exercise your vote comprised in the voting rights attached to the Special Voting Preferred Stock.

Regardless of the number of shares of the Corporation which you own, it is important that you be present or represented at the Annual Meeting. If you are not able to attend the Annual Meeting in person, please exercise your right to vote by signing, dating and returning the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, New York, NY 11219 U.S.A by 11:59 p.m. (EDT) on Wednesday, June 11, 2008.

By Order of the Board of Directors

“Ivan R. Cairns”

Ivan R. Cairns
Secretary
Burlington, Ontario
May 1, 2008

1122 INTERNATIONAL BLVD., SUITE 601
BURLINGTON, ONTARIO, CANADA L7L 6Z8

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 12, 2008

This Proxy Statement and the enclosed Proxy are being mailed to stockholders on or about May 1, 2008, in connection with the solicitation by the management of Waste Services, Inc. of proxies to be voted at the annual meeting of stockholders to be held at the Hilton Garden Inn, 985 Syscon Road, Burlington, Ontario L7L 5S3 on Thursday, June 12, 2008 at 10:00 a.m. (EDT) and upon any adjournment, for the purposes set out in the accompanying notice.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

This summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement. Stockholders should read the entire Proxy Statement. Capitalized terms used in this summary and not otherwise defined shall have the meanings given to them elsewhere in this Proxy Statement.

What will I be voting on?

The only proposal to be considered at the Annual Meeting is the election of three Class II directors, each to serve for a three year term expiring at the 2011 Annual Meeting. These proxy materials are being sent to you on behalf of the management of Waste Services, Inc. to solicit your proxy to vote your shares at the Annual Meeting.

Who can vote?

Holders of our common stock at the close of business on April 21, 2008 (the “Record Date”) will be entitled to one vote for every share. On the Record Date, there were 46,074,982 shares of common stock outstanding and entitled to vote, treating all of the outstanding exchangeable shares of Waste Services (CA) Inc. not held by us or any subsidiary as if they had been exchanged for shares of our common stock.

Computershare Trust Company of Canada, the holder of the Special Voting Preferred Stock, as Trustee, will have the number of votes equal to the number of common shares into which the outstanding exchangeable shares of Waste Services (CA) Inc. would be exchanged, as of the Record Date (that are not owned directly or indirectly by us) and will vote those shares in accordance with instructions received from the holders of the exchangeable shares. The holders of our common stock and of the Special Voting Preferred Stock will vote as a single class.

What are the quorum requirements?

In order to carry out the business at the meeting, there must be a quorum. The holders of a majority of outstanding shares entitled to vote at the Annual Meeting, present in person or by proxy, are a quorum. Common stock and Special Voting Preferred Stock will be considered a single class for purposes of determining whether a quorum is present. If a quorum is not present at the Annual Meeting, the Annual Meeting may be adjourned until a quorum is present or represented. Broker non-votes are counted as present for the purposes of determining the presence of a quorum.

What number of votes are required to elect directors?

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote for the election of directors. Votes withheld and broker non-votes will not be counted in determining the number of votes cast.

Voting at the Annual Meeting will, unless otherwise directed by the Chairman, be by a show of hands.

How do I vote?

You can either vote in person by attending the Annual Meeting or by proxy whether or not you elect to attend the meeting.

If you wish to vote by proxy, you must complete, sign, date and return the enclosed proxy card to American Stock Transfer & Trust Company, 6201 15th Ave., 3rd Floor, Brooklyn, New York, NY 11219 U.S.A., Facsimile: 718-921-8387, for receipt by 11:59 p.m. (EDT) on Wednesday, June 11, 2008.

Stockholders who hold their shares through a broker and wish to file proxies, should follow the directions of their broker.

If you sign your proxy or broker voting instruction card with no further instructions, your shares of common stock will be voted for the election of the nominee directors and, at the discretion of the proxyholder, on any other matters that properly come before the Annual Meeting or any adjournment thereof.

The persons named as proxies in the enclosed form of proxy are our officers. If you wish to appoint some other person to represent you at the Annual Meeting, you may do so either by inserting that person’s name in the blank space provided in the proxy or by completing another proper form of proxy and submitting it as described earlier in this Section.

How do I vote if I own Exchangeable Shares of Waste Services (CA) Inc.?

You are permitted to instruct the Trustee how to vote the voting rights attached to your Exchangeable Shares at the Annual Meeting. If you do not give voting instructions to the Trustee, the Trustee will not exercise the voting rights attached to your Exchangeable Shares. You may instruct the Trustee to sign a proxy in your favor or in favor of another person designated by you who will then be eligible to attend and vote at the Annual Meeting or you may appoint the Trustee or another member of our management as your proxy to exercise your voting rights. To instruct the Trustee as to how you wish to exercise your voting rights, you must complete, sign and return the Voting Instruction Card which will be sent to you by the Trustee. The Voting Instruction Card must be completed and returned to Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario, M5J 2Y1. Facsimile: 416-981-9788 for receipt by 5:00 p.m. (EDT) on Wednesday, June 11 2008.

Can I change my vote or revoke my proxy after I deliver it?

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by (1) attending the Annual Meeting in person or (2) by filing with us an instrument in writing revoking the proxy and another duly executed proxy bearing a later date. Such proxy and revocation can be mailed as follows: Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary, or delivered to the Corporate Secretary at any time prior to the taking of the vote to which such proxy relates, or in any other manner permitted by law. If you hold your shares through a bank or broker, you should contact them directly if you wish to revoke your proxy.

If you are the holder of Exchangeable Shares, you can change your vote or revoke your instructions in accordance with the instructions set out in the letter you will receive from the Trustee.

Where can I find more information about Waste Services?

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission (“SEC”). The public may read and copy any materials we file with the SEC at the SEC’s Office of Public Reference at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The internet address is www.sec.gov.

We make available, at no charge through our website address at www.wasteservicesinc.com our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports, as well as copies of our proxy statements filed with or furnished to SEC as soon as reasonably practicable after we electronically file such material with, or furnish it to the SEC. Information on our website does not form a part of this Proxy Statement.

PROPOSAL I — ELECTION OF DIRECTORS

Our board of directors (the “Board of Directors” or the “Board”) currently has nine members. The Board is divided into three classes, Class I, II and III. Each director elected into a Class sits for a term of three years from the date of his or her election and until his or her successor is elected and qualified.

Michael B. Lazar, Lucien Rémillard and Jack E. Short are the three currently elected Class II directors whose terms expire at the Annual Meeting. The two Class III directors elected at the 2006 annual meeting and Charles E. McCarthy who was appointed in December, 2006 as a Class III director, as a nominee of Prides Capital Partners, L.L.C., will hold office until the 2009 annual meeting. The three Class I directors who were elected at last year’s annual meeting will hold office until the 2010 annual meeting. Our Restated Certificate of Incorporation provides that directors elected as Class I, II and III directors will be elected to each Class as nearly equally in number as possible.

Mr. Lazar, Mr. Rémillard and Mr. Short are nominated for re-election to the Board of Directors as Class II directors. Their nominations have been approved by the Governance Committee. Each nominee has consented to be named in this Proxy Statement and has agreed to serve as a member of the Board if elected.

The Board of Directors recommends a vote for each of the nominees to the Board of Directors.

Information regarding each of the nominees proposed for election and our other currently serving directors is set out below:

		Director
Name	Age	Since	Position

Class II — Term Expires 2008
Michael B. Lazar(3)*	38	May 6, 2003	Director
Lucien Rémillard*	61	September 6, 2001	Director
Jack E. Short(1)(2)*	67	July 28, 2004	Director

Class III — Term Expires 2009
Charles E. McCarthy	39	December 18, 2006	Director
Wallace L. Timmeny(1)(2)	70	July 28, 2004	Director
Michael J. Verrochi(1)(3)	68	July 28, 2004	Director

Class I — Term Expires 2010
Gary W. DeGroote	52	September 6, 2001	Director
George E. Matelich(2)(3)	51	May 6, 2003	Director
David Sutherland-Yoest	52	September 6, 2001	Chairman, President and Chief Executive Officer

*	Nominee for re- election.

(1)	Member of the Audit Committee.

(2)	Member of the Governance Committee.

(3)	Member of the Compensation Committee.

Director Nominees

Michael B. Lazar has been a director since May 6, 2003. Mr. Lazar is the Chief Operating Officer of BlackRock Kelso Capital, a business development company that provides debt and equity capital to middle market companies. Prior to joining BlackRock Kelso Capital in 2005, Mr. Lazar was a Managing Director and Principal at Kelso & Company having joined in 1993. Prior to joining Kelso, Mr. Lazar worked in the Acquisition Finance Group at Chemical Securities, Inc. (predecessor to JP Morgan Securities, Inc.). Mr. Lazar began his career in the Corporate Finance and Structured Finance Groups at Chemical Bank. Until December 2006, Mr. Lazar was a nominee to the Board of the holders of our Series A Preferred Stock, affiliates of Kelso & Company, L.P.

Lucien Rémillard has been a director since September 6, 2001. Mr. Rémillard has been the President and Chief Executive Officer of RCI Environnement Inc., a waste management company, since 1997. From 1981 to 1995, Mr. Rémillard was the President and Chief Executive Officer of Intersan, Inc., a waste management company. Mr. Rémillard has also served as a director of the Greater Montreal Area Comité Paritaire des Boueurs, the organization regulating labor relations for the Montreal solid waste industry, since 1983.

Jack E. Short became a director on July 28, 2004.  In July 2001, Mr. Short was appointed by the Federal Bankruptcy Court for Northern Oklahoma to act as plan agent in the consolidated bankruptcy of Manchester Gas Storage, Inc., and MGL, Inc. In March 2004, a court order was given to close the case and discharge the plan agent. In June 2002, Mr. Short was appointed to the board of T.D. Williamson, Inc. and serves on the finance and audit committees of the company. Mr. Short was a partner at PricewaterhouseCoopers LLP from 1976 to 1981, was readmitted to the partnership in 1987 and was a partner until his retirement in 2001. From 1981 to 1987, Mr. Short was in private industry. In 1994, Mr. Short was appointed for a five-year term to the Oklahoma Board of Accountancy, serving as its chairman for two of those years. Mr. Short serves as a director of AAON, Inc. and is the Chair of its audit committee.

Continuing Directors

David Sutherland-Yoest has been our Chairman and Chief Executive Officer and a director since September 6, 2001 and our President since October 30, 2007. Mr. Sutherland-Yoest also held the position of Chairman and Chief Executive Officer of H 2O Technologies Ltd., a water purification company, from March 2000 to October 2003 and served as a director of H 2O Technologies Ltd. from March 2000 to January 2004. Mr. Sutherland-Yoest served as the Senior Vice President-Atlantic Area of Waste Management, Inc. from July 1998 to November 1999. From August 1996 to July 1998, he was the Vice Chairman and Vice President-Atlantic Region of USA Waste Services, Inc., or USA Waste and the President of Canadian Waste Services, Inc., which, during such time, was a subsidiary of USA Waste. Prior to joining USA Waste, Mr. Sutherland-Yoest was President, Chief Executive Officer and a director of Envirofil, Inc. Between 1981 and 1992, he served in various capacities at Laidlaw Waste Systems, Inc. and Browning-Ferris Industries, Ltd.

Gary W. DeGroote has been a director since September 6, 2001. Mr. DeGroote has been the President and sole director of GWD Management Inc., a private investment holding company, since 1981. From 1991 to 1995, Mr. DeGroote was President and a director of Republic Environmental Systems Ltd. From 1976 through 1989, Mr. DeGroote served in various positions at Laidlaw Waste Systems Ltd. and its affiliates, including as Vice President and served as a member of the board of directors of Laidlaw Inc. from 1983 to 1989.

George E. Matelich has been a director since May 6, 2003. Mr. Matelich has been a Managing Director of Kelso & Company since 1990 and has been affiliated with Kelso & Company since 1985. Mr. Matelich is a Certified Public Accountant and holds a Certificate in Management Accounting. Mr. Matelich received a B.A. in Business Administration summa cum laude, from the University of Puget Sound and an M.B.A. (Finance and Business Policy) from the Stanford Graduate School of Business. Mr. Matelich serves as a director of CVR Energy, Inc., Global Geophysical Services, Inc. and Shelter Bay Energy Inc. He is also a Trustee of the University of Puget Sound and serves on the National Council of the American Prairie Foundation. Until December 2006, Mr. Matelich was a nominee to the Board of Directors of the holders of our Series A Preferred Stock, affiliates of Kelso & Company, L.P.

Charles E. McCarthy became a director on December 18, 2006. Mr. McCarthy is a co-founder of Prides Capital Partners, L.L.C. and is a CFA charterholder. Prior to joining Prides, Mr. McCarthy was a senior vice president at Putnam Investments (1997-2004), where he was head of high yield trading and an analyst covering the gaming, lodging, homebuilding and leisure sectors. Prior to that, Mr. McCarthy worked as a high yield bond trader at Colonial Management (1995-1996), high yield institutional salesman at Miller Tabak Hirsch (1994-1995) and a corporate high yield bond trader at Dean Witter Reynolds (1990-1994). Mr. McCarthy serves on the board of directors of Finlay Enterprises Inc.

Wallace L. Timmeny became a director on July 28, 2004.  Mr. Timmeny was a partner in the law firm of Dechert LLP from 1996 until his retirement on April 30, 2007. Mr. Timmeny is a past chairman of the Executive Council of the Securities Law Committee of the Federal Bar Association. From 1965 to 1979,

Mr. Timmeny was an attorney with the U.S. Securities and Exchange Commission and ultimately the deputy director of its Division of Enforcement. Mr. Timmeny serves on the board of directors of Friedman, Billings, Ramsey Group, Inc. and Whitney Information Network, Inc.

Michael J. Verrochi became a director on July 28, 2004. For more than the past five years, Mr. Verrochi has served as Chairman and Chief Executive Officer of Verrochi Realty Trust and Chairman and Chief Executive Officer of Monadnock Mountain Spring Water. Prior to that, Mr.Verrochi served in senior executive positions, including Executive Vice-President with Browning-Ferris Industries, Inc., a solid waste management company, and as a member of its Board of Directors.

Agreements Regarding the Election of Directors

Pursuant to the Subscription Agreement dated November 8, 2006 between us, an affiliate of Prides Capital Partners, L.L.C. (“Prides”) and Westbury (Bermuda) Ltd., we agreed to elect a person designated by Prides to our Board for a term expiring on the date of our 2009 annual meeting. Charles E. McCarthy is the nominee of Prides to our Board.

CORPORATE GOVERNANCE

Board Meetings

The Board of Directors held four regular and four special meetings during the 2007 fiscal year. All of our current directors, except Lucien Rémillard, attended at least 75% of the total number of meetings of the Board and of all committees on which such directors served during the 2007 fiscal year.

The Board currently has three standing committees: the Audit Committee, the Governance Committee and the Compensation Committee.

The Audit Committee

The Audit Committee is responsible for overseeing our accounting and financial reporting processes and the audit of our financial statements. The Audit Committee retains our independent auditors, determines their compensation, establishes and reviews processes for ensuring the independence of our auditors, and oversees the work of the independent auditor. All non-audit services to be provided by our independent auditor must be pre-approved by the Audit Committee.

Our financial statements, both annual and quarterly, included in reports on Forms 10-K and 10-Q are reviewed by the Audit Committee before they are filed or publicly released. The Audit Committee reviews the effectiveness of our disclosure controls and procedures and the disclosure made by our Chief Executive Officer and Chief Financial Officer during their certification of our Form 10-K and 10-Q, as well as the quality, adequacy and effectiveness of our internal controls over financial reporting.

The Board has adopted a written charter for the Audit Committee setting out its duties. A copy of the charter is available on our website at www.wasteservicesinc.com.

The current members of our Audit Committee are Jack E. Short, Wallace L. Timmeny and Michael J. Verrochi. Each member of the Audit Committee is independent according to the independence standards established by the National Association of Securities Dealers’ listing standards. The Board of Directors has determined that Jack E. Short, Chairman of the Audit Committee and an independent director, is the financial expert serving on the Audit Committee. The Audit Committee met five times during the 2007 fiscal year.

The Governance Committee

The Governance Committee is responsible for assisting the Board in identifying qualified individuals to serve as board members and for recommending the director nominees for election at each annual meeting of the stockholders, as well as the directors to serve as members of the Audit Committee, the Compensation Committee and the Governance Committee. The Committee leads the annual performance self-evaluations of the Board and its Committees. Monitoring compliance with our Code of Business Conduct and Ethics is also the responsibility of the Governance Committee.

The Board has adopted a written charter for the Governance Committee setting out its duties. A copy of the charter is available on our website at www.wasteservicesinc.com.

George E. Matelich, Jack E. Short and Wallace L. Timmeny are currently the members of the Governance Committee. Each member of the Governance Committee is independent according to the independence standards established by the National Association of Securities Dealers listing standards. The Governance Committee met four times in the 2007 fiscal year.

Stockholder Nominees to the Board

The Governance Committee will consider director candidates recommended by security holders. The procedure to be followed for stockholders to put forward nominees for directors at an annual meeting is set out in our Amended and Restated By-laws. In order to be considered, a notice setting out the nominees must be submitted in writing to Waste Services, Inc., 1122 International Drive, Suite 601, Burlington, Ontario, Canada L7L 6Z8, Att: Corporate Secretary. In order for a candidate to be considered for the annual meeting to be held in 2009, we must receive this written notice not less than 60 days but no more than 90 days prior to the anniversary date of this year’s meeting. If the 2009 annual meeting is not held within 30 days before or 30 days after the date of this year’s meeting, notice must be given not earlier than 90 days prior to the meeting date and not later than the close of business on the later of (i) the close of business on the date 60 days prior to the meeting date and (ii) the close of business on the tenth day following the date on which the meeting date for the 2009 annual meeting is first publicly announced or disclosed. The written notice must include the following information;

•	the name of the stockholder and the director nominee(s);

•	the number and class of all shares held by each stockholder nominating the director(s) and by the nominee(s);

•	the nominee(s) consent to act as a director, if elected; and

•	certain biographical and business information regarding the nominee(s).

The criteria, policies and principles for identifying and recommending nominees for directors are set forth in the charter of the Governance Committee.

The Compensation Committee

The Compensation Committee evaluates and fixes the compensation to be paid to our directors and our named executive officers at the time of their hire, reviews and approves all changes to base salary for each named executive officer and determines annually the short term and long term incentive plan awards to be made to each of our named executive officers. The Compensation Committee also reviews and makes recommendations to the Board regarding all equity-based and incentive compensation plans for directors and employees.

The board has adopted a written charter for the Compensation Committee setting out the scope of its duties and authority. A copy of the charter is available on our website at www.wasteservicesinc.com. Pursuant to its Charter, the Compensation Committee has the authority to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate. The Compensation Committee has not delegated any of its authority or duties to any subcommittee or individual. No member or former member of our Compensation Committee was, during the 2007 fiscal year, an officer or employee of ours or any of our subsidiaries or a former officer of ours or of any of our subsidiaries.

Our Chief Executive Officer annually reviews the performance of each of our other executive officers and reviews with the Compensation Committee the results of his review and his recommendations relating to salary adjustments and short term incentive compensation payments and long-term incentive compensation awards to be made to each of the other executive officers. The Compensation Committee may exercise its discretion in implementing or adjusting the recommendations.

Under its Charter, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of director and executive compensation and may also retain counsel, accountants or other advisors, in its sole discretion, including with respect to a compensation consultant’s fees and other retention terms. The Compensation Committee presently has no compensation consultant under retention.

Michael B. Lazar, George E. Matelich and Michael J. Verrochi are currently the members of the Compensation Committee. Each member of the Compensation Committee is an independent director according to the independence standards established by the National Association of Securities Dealers’ listing standards. The Compensation Committee met four times during the 2007 fiscal year.

The Compensation Committee Report appears at page 22 of this Proxy.

Compensation Committee Interlocks and Insider Participation

The following is a description of transactions in the period January 1, 2006 to March 31, 2008 between us and any member of our Compensation Committee or any related person to any member of our Compensation Committee:

During 2004, we entered into a lease of office premises in an office tower in Burlington, Ontario owned by Westbury International (1991) Corporation, a property development company controlled by Michael H. DeGroote, Gary W. DeGroote’s brother. The leased premises consist of approximately 9,255 square feet. The term of the lease is 10.5 years, with a right to extend for a further five years. Base rent escalates from $0.1 million to $0.2 million per year in increments over the term of the lease. Gary DeGroote was a member of the Compensation Committee from July 28, 2004 through July 24, 2006.

In March, 2005, in connection with the exercise of our right to put $7.5 million of our common shares to Michael G. DeGroote, the father of Gary W. DeGroote, Michael G. DeGroote also received warrants to purchase 88,028 shares of our common stock at an exercise price of $8.52 per share. These warrants remain exercisable until March 28, 2010. At the time of the transaction, Gary W. DeGroote was a member of our Compensation Committee.

On December 15, 2006, we issued 2,894,737 shares of our common to affiliates of Kelso & Company, L.P. (“Kelso”) in exchange for shares of our Series A Preferred Stock in an amount equal to $27.5 million and used all of the net proceeds of the issuance of an additional 7,000,001 shares of our common stock to Westbury (Bermuda) Ltd. and Prides Capital Fund I, L.P., as well as debt and our available cash to redeem all of the shares of Series A Preferred Stock issued to Kelso. Until the redemption or exchange, Michael B. Lazar and George E. Matelich were nominees of affiliates of Kelso to our Board of Directors. Both Mr. Lazar and Mr. Matelich are members of the Compensation Committee.

Communications to the Board of Directors

Communications from stockholders to our directors may be sent in writing to: Waste Services, Inc. Attention: Chair, Governance Committee, c/o Corporate Secretary, 1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8. All communications received will be forwarded to the Board member identified in the communication.

Board Members’ Attendance at Annual Meeting

We do not have a policy requiring Board members to attend the annual meeting of our stockholders. No member of the Board attended our 2007 annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of reports of ownership, reports of changes of ownership and written representations under Section 16 (a) of the Exchange Act that were furnished to us during fiscal 2007 for persons who were, at any time during fiscal 2007, our directors or executive officers or beneficial owners of more than 10% of the outstanding shares of our common stock, all filing requirements for reporting persons were met.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics which applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer and Corporate Controller. A copy of the Code of Business Conduct and Ethics may be accessed on our website at www.wasteservicesinc.com.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 31, 2008:

Name	Age	Position	Since

David Sutherland-Yoest	52	Chairman of the Board, President and Chief Executive Officer	September 6, 2001 — President since October 30, 2007
Edwin D. Johnson	51	Executive Vice-President and Chief Financial Officer	March 12, 2007
Ivan R. Cairns	62	Executive Vice President and General Counsel and Secretary	January 5, 2004
William P. Hulligan	64	Executive Vice-President, U.S. Operations	October 30, 2007
Brian A. Goebel	41	Vice President, Controller and Chief Accounting Officer	October 1, 2003

Certain biographical information regarding each of our executive officers is set forth below:

David Sutherland-Yoest has been our Chairman and Chief Executive Officer and a director since September 6, 2001. He was appointed as our President effective October 30, 2007. Mr. Sutherland-Yoest also held the position of Chairman and Chief Executive Officer of H 2O Technologies Ltd., a water purification company, from March 2000 to October 2003 and served as a director of H 2O Technologies Ltd. from March 2000 to January 2004. Mr. Sutherland-Yoest served as the Senior Vice President — Atlantic Area of Waste Management, Inc. from July 1998 to November 1999. From August 1996 to July 1998, he was the Vice Chairman and Vice President -Atlantic Region of USA Waste Services, Inc., or USA Waste and the President of Canadian Waste Services, Inc., which, during such time, was a subsidiary of USA Waste. Prior to joining USA Waste, Mr. Sutherland-Yoest was President, Chief Executive Officer and a director of Envirofil, Inc. Between 1981 and 1992, he served in various capacities at Laidlaw Waste Systems, Inc. and Browning-Ferris Industries, Ltd.

Edwin D. Johnson was appointed Executive Vice-President and Chief Financial Officer effective March 12, 2007. From November 2004 until joining us, Mr. Johnson was Chief Financial Officer of Expert Real Estate Services, Inc., a full services real estate brokerage company. From January 2001 to January 2005, Mr. Johnson was Principal Consultant of Corporate Resurrections, Inc., a consulting firm providing financial and other services to distressed companies and start-up businesses. From 1992 to 1995, Mr. Johnson was the Finance Director and Chief Financial Officer of Attwoods PLC, an international waste services company.

Ivan R. Cairns was appointed our Executive Vice President and General Counsel and Corporate Secretary effective January 5, 2004. Prior to joining us, Mr. Cairns served as Senior Vice President and General Counsel at Laidlaw International Inc. and was Senior Vice President and General Counsel at its predecessor, Laidlaw Inc., for over 20 years. In June 2001, Laidlaw Inc., and four of its direct and indirect subsidiaries, filed voluntary petitions for bankruptcy under the U.S. Bankruptcy Code and also commenced Canadian insolvency proceedings. In June 2003, these companies emerged from bankruptcy and the Canadian insolvency proceedings.

William P. Hulligan was appointed our Executive Vice President, U.S. Operations effective October 30, 2007. Mr. Hulligan has been employed by us in various executive capacities since June 1, 2003. He was a consultant for Waste Management, Inc. from 1995 to 2003. Mr. Hulligan has over 35 years experience in the waste industry and is the former President of Waste Management of North America, Inc.

Brian A. Goebel was appointed our Vice President, Controller and Chief Accounting Officer effective October 1, 2003 and served as our Acting Chief Financial Officer from September 1, 2006 until the appointment of Edwin D. Johnson as our Chief Financial Officer effective March 12, 2007. From December 1999 until joining us, Mr. Goebel, a Certified Public Accountant, held the position of Assistant Controller, ANC Rental Corporation, which owned Alamo and National Car Rental. From January 1997 to December 1999, Mr. Goebel was a Director of Corporate Accounting for AutoNation, Inc. Prior to joining AutoNation, Inc., Mr. Goebel spent eight years in the Business Assurance practice of Coopers & Lybrand, LLP.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for fixing the Chief Executive Officer’s compensation and for reviewing compensation paid to our other named executive officers based upon the recommendations of our Chief Executive Officer. Other than in connection with the design of the 2007 Equity and Performance Incentive Plan (the “2007 Plan”) and the grant in 2008 of awards under the 2007 Plan, the Compensation Committee has not retained outside consultants to assist it in this process.

There are 3 key components to the compensation package of each of our named executive officers:

•	base salary;

•	short term incentive compensation consisting of annual cash bonus and discretionary bonus awards; and

•	long term incentive compensation consisting of equity based awards, none of which were granted in 2007.

Base salary is intended to compensate our executive officers appropriately for the performance of their job functions, relative to executive officers in public companies in businesses comparable to ours. Mr. Sutherland-Yoest’s base salary was fixed by negotiation between Mr. Sutherland-Yoest and the Chairman of the Compensation Committee and approved by the Compensation Committee in January 2004. The amount of base salary payable to Mr. Johnson, Mr. Cairns and Mr. Hulligan was initially fixed by negotiation between each executive and our Chief Executive Officer, at the time of their hire, or in the case of Mr. Hulligan, his appointment to the position of Executive Vice-President, U.S. Operations and subsequently approved by the Compensation Committee. The amount of base salary payable to Mr. Sutherland-Yoest, Mr. Johnson, Mr. Cairns and Mr. Hulligan was based upon a subjective assessment of the executive’s value to us in the position to which they were to be appointed, their knowledge of our business and of the industry generally, their level of experience and past accomplishments and the level of responsibility to be assumed by them and an informal review of salaries paid to those in similar roles in other public waste management companies. The amount of base salary payable to Mr. Goebel was fixed in 2003 by negotiation with our then Chief Financial Officer, to whom Mr. Goebel reported at the time of his hire. As Mr. Goebel was not an executive officer at the time of his hire, his compensation was not approved by the Compensation Committee. The amount of annual base salary fixed at the time of hire or appointment of each of our named executive officers is set out in their employment agreements.

In 2007, the Compensation Committee did not consider any adjustment to the base salaries of any of our named executive officers, other than Mr. Goebel. Mr. Goebel’s base salary was increased by 11% effective in April 2007, with the approval of the Compensation Committee.

Annual cash bonuses form a substantial portion of our named executive officers annual compensation, with a target for each of our named executive officers of 100% of their base salary, other than Brian Goebel, whose target is 60% of his base salary. The payment of annual cash bonus awards pursuant to our short term incentive plan is intended to:

•	make the executive accountable for our achievement of annual financial performance goals; and

•	reward the executive for superior performance in his or her role.

Our executive officers are eligible to receive two types of cash bonuses:

•	annual bonus awards awarded pursuant to our short term incentive plan, as a percentage of the executive’s base salary, based upon our achieving or exceeding budgeted adjusted earnings before interest, expenses, taxes, depreciation and amortization (“Adjusted EBITDA”) as defined in the Credit Agreement for our senior credit facilities in the fiscal year. Budgeted Adjusted EBITDA is determined in December of each year for the upcoming fiscal year, as part of the budget process and is subject to adjustment by the Compensation Committee at the time short term incentive awards are made, to reflect acquisitions, divestitures and other unusual items occurring from the time budgeted Adjusted EBITDA is fixed until the time performance based awards are made pursuant to the short term incentive plan; and

•	discretionary cash bonuses to reward an executive officer for the achievement of one-time objectives in the relevant fiscal year, for example, success in raising capital or in acquiring and integrating a newly acquired business.

The employment agreements which we have entered into with each of our named executive officers fix the target annual cash bonus, as a percentage of the executive’s base salary in effect at the beginning of the relevant fiscal year. The Compensation Committee has the discretion to award an annual cash bonus that is greater or less than the target percentage of base salary fixed in the employment agreement. The threshold to receive an annual award under our short term incentive plan for all employees who participate in the plan, including our named executive officers, is the achievement of 80% of the target performance measure.

Performance reviews of all managerial employees, including our named executive officers, are conducted in February and March of each year. As part of this process, our Chief Executive Officer reviews with the Compensation Committee his assessment of and recommendation for the annual incentive bonus for each of our named executive officers, other than himself, based upon achievement by us of budgeted Adjusted EBITDA in the immediately preceding fiscal year, as well as recommendations for discretionary bonus awards based upon the achievement of goals specific to each named executive officer’s area of responsibility in the preceding year. The Compensation Committee may exercise its discretion in implementing or adjusting the Chief Executive Officer’s recommendations. The Compensation Committee also assesses the Chief Executive Officer’s performance for the prior year against achievement by us of budgeted Adjusted EBITDA as well as subjective performance criteria of achievements realized by us through the efforts of the Chief Executive Officer in the prior fiscal year in connection with the potential award of a discretionary bonus. For fiscal 2007, budgeted Adjusted EBITDA was $112.5 million. Although the level of achievement was 98% of the target, the Committee considered the material transactions that had been consummated in 2007 and concluded that a 100% bonus payment for all of our named executive officers was appropriate. The Compensation Committee also approved a discretionary award to Mr. Hulligan for his personal performance in fiscal 2007.

In 2007, the Compensation Committee determined that the 1999 Stock Option Plan, which permitted only the award of stock options and stock appreciation rights in tandem with options grants, with a vesting period of two years and an expiration period of five years from the date of grant, was inadequate as a long term, equity-based compensation plan. As a result, the Compensation Committee determined that it should implement a long term equity compensation plan that would meet the following objectives:

•	provide us with a flexible range of stock-based compensation arrangements in order to help us attract and retain senior executives, as well as other key employees and consultants with the skills required to meet our short term and long term objectives;

•	better align the interests of our employees and consultants with those of our stockholders in achieving long term growth in the value of the company;

•	provide new incentives to employees and consultants who are instrumental in enhancing our growth; and

•	provide for a more tax effective use of equity based incentives.

On November 2, 2007, our stockholders approved the 2007 Equity and Performance Incentive Plan to replace the 1999 Stock Option Plan.

The 2007 Equity and Performance Incentive Plan (the “2007 Plan”) authorizes the Compensation Committee to award the following types of awards or any combination of such awards:

•	Option Rights (including both non-qualified and incentive stock options);

•	Stock Appreciation Rights

•	Restricted Stock

•	Restricted Stock Units

•	Performance Compensation Awards

•	Stock Bonuses

No long term incentive awards were granted during fiscal 2007. However, the Compensation Committee intends to consider annual awards of options and restricted stock units as part of the annual performance reviews conducted in February and March of each year. Restricted Stock Units were granted to each of our named executive officers in February 2008.

The Compensation Committee has not adopted a policy for allocating between short term incentive awards and long-term equity awards.

In addition to the three key components of their compensation packages, executive officers receive certain perquisites and other personal benefits, such as car allowance and reimbursement of personal fuel costs and automobile maintenance expenses, club memberships and payment of travel expenses related to personal commuting which we believe enable the executive to better perform their roles and which were negotiated with each of our named executive officers. We also provide our executives with an enhanced medical, dental, life and accidental death and dismemberment plan which covers medical and dental expenses for our executives and their family members and provides life insurance and short term disability coverage, which we believe is required to make our compensation program competitive with those of other public companies.

Other than matching contributions made by us to our 401 (k) plan for our named executive officers (or equivalent Deferred Profit Sharing Plan for executives based in our Canadian corporate office), to a maximum of 3% of their base salary, we do not provide any retirement benefits to our employees, including our named executive officers nor do we have any non-qualified deferred compensation plans. The maximum percentage of matching contributions to the 401 (k) plan, subject to certain limitations imposed by the Internal Revenue Service on contributions made by our named executive officers, or the Canadian equivalent plan, is the same for our named executive officers as it is for all of our employees. Retirement would be treated as a resignation pursuant to the employment agreements with our named executive officers.

As an incentive to attract and retain talented executives and to permit us to require and enforce post-termination, non-competition and non-solicitation covenants, our executive employment agreements provide for post-termination benefits where the named executive employee’s employment is terminated either by us without cause or by the executive for good reason. The employment agreements with our named executive officers also provide for post-termination benefits on death or total disability. These payments are described in detail in the section of the Proxy Statement titled “Potential Payments upon Termination or Change of Control”.

We have also agreed to make lump sum change of control payments to certain of our named executive officers if their employment is terminated by us without cause or by the executive within prescribed time frames following a change of control or where a change of control occurs within a prescribed time frame after the termination of employment of the named executive officer. We believe that these change of control payments are required in order to incentivize and retain our executive officers during the period prior to and after a change of control.

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to our named executive officers in the fiscal years ended December 31, 2007 and December 31, 2006:

					Non-Equity
					Incentive Plan		All Other
Name and Principal Position	Year	Salary ($)		Bonus ($)	Compensation ($)		Compensation ($)		Total ($)

David Sutherland-Yoest	2007	620,200	(1)	—	620,200	(1)	33,945	(2)	1,274,345
Chief Executive Officer	2006	587,734		117,546	587,734		35,929		1,328,934
Edwin D. Johnson	2007	242,298		—	250,000		20,230	(3)	512,528
Executive Vice-President and Chief Financial Officer
William P. Hulligan	2007	201,923		17,000	133,000		37,630	(4)	389,583
Executive Vice-President, U.S. Operations
Ivan R. Cairns	2007	409,332	(5)	—	409,332	(5)	32,633	(6)	851,297
Executive Vice-President	2006	387,904		52,896	387,904		27,114		855,818
and General Counsel
Brian A. Goebel	2007	230,000		—	138,000		70,520	(7)	438,520
Vice-President, Controller,	2006	206,876		—	124,000		54,224		385,100
Chief Accounting Officer – Principal Financial Officer (from September 1, 2006 to March 12, 2007)

(1)	Pursuant to his employment agreement dated October 26, 2005, Mr. Sutherland-Yoest’s base salary is stated in U.S. dollars. However, Mr. Sutherland-Yoest is paid in Canadian dollars. The amount of his Canadian dollar base salary was fixed at an exchange rate in effect at the time his employment agreement was entered into. All amounts paid to Mr. Sutherland-Yoest in Canadian dollars are converted for reporting purposes to U.S. dollars at the average exchange rate in the applicable fiscal year. As a result, although Mr. Sutherland-Yoest’s base salary and non-equity incentive plan compensation were the same in 2006 and 2007, the U.S. dollar equivalent in 2007 is higher as a result of fluctuations in the exchange rate. Non-equity incentive plan compensation payments are calculated based upon Mr. Sutherland-Yoest’s Canadian dollar salary and paid in Canadian dollars.

(2)	Consists of car allowance, fuel and maintenance charges of C$26,479, club dues of C$5,770, other personal benefits of C$4,240 and premiums on life insurance for the benefit of Mr. Sutherland-Yoest of C$1,001. Canadian dollar amounts are converted to U.S. dollars at the average exchange rate in fiscal 2007.

(3)	Consists of car allowance of $4,984 and health benefits and supplemental life and disability insurance premiums totaling $15,245.

(4)	Consists of car allowance of $4,984, club dues of $7,925 and health benefit and supplemental life and disability insurance premiums of $24,721.

(5)	Pursuant to his employment agreement dated January 5, 2004, Mr. Cairns’ base salary is stated in U.S. dollars. However, Mr. Cairns is paid in Canadian dollars. The amount of his Canadian dollar base salary is determined at an exchange rate fixed at the time his base salary was determined. All amounts paid to Mr. Cairns in Canadian dollars are converted for reporting purposes to U.S. dollars at the average exchange rate in the applicable fiscal year. As a result, although Mr. Cairns’ Canadian dollar salary and non-equity incentive plan compensation were the same in 2007 and 2006, the U.S. dollar equivalent in 2007 is higher as a result of fluctuations in the exchange rate. Non-equity incentive plan compensation payments are calculated based upon Mr. Cairns’ Canadian dollar salary and paid in Canadian dollars.

(6)	Consists of car allowance, fuel and maintenance charges of C$25,342, club dues of C$7,734, matching contributions to the Canadian equivalent of our 401 (k) Plan of C$9,570 and premiums on life insurance for the benefit of Mr. Cairns of C$2,003. Canadian dollar amounts are converted to U.S. dollars at the average exchange rate in fiscal 2007.

(7)	Consists of health benefits and incremental life and disability insurance premiums totaling $24,859, car allowance of $7,200, personal commuting expenses of $31,787 including fuel, transportation, meals, lodging and airplane travel costs reimbursed to Mr. Goebel in respect of his commuting from his home to our corporate offices in Boca Raton, FL, and matching contributions made to our 401 (k) Plan of $6,674.

Grants of Plan-Based Awards

The following table provides information about annual cash bonuses which our named executive officers were eligible to receive for fiscal 2007 (paid in 2008), pursuant to our short term incentive plan:

GRANTS OF PLAN-BASED AWARDS

Estimated Future Payouts Under Non-equity
Incentive Plan Awards
	Threshold		Target (1)
Name	($)		($)

David Sutherland-Yoest	400,000		500,000
Edwin D. Johnson	200,000	(2)	250,000	(2)
Ivan R. Cairns	254,000		330,000
William P. Hulligan	106,400	(3)	133,000	(3)
Brian A. Goebel	117,300		138,000

(1)	Our short term incentive plan does not fix a maximum amount that may be paid out to a named executive officer as an annual cash bonus. The Compensation Committee has the discretion to award an amount greater or less than the target fixed in the employment agreement of each named executive officer.

(2)	Pro rated amount from commencement of employment as our Executive Vice-President and Chief Financial Officer.

(3)	Mr. Hulligan was employed by us prior to his appointment as our Executive Vice-President, U.S. Operations and his annual cash bonus award threshold and target for 2007 are based in part on the terms of his employment agreement prior to his appointment.

The following table provides information on the annual cash bonuses earned by our named executive officers for the 2007 fiscal year pursuant to our short term incentive plan, which are reflected in the Summary Compensation Table, under the heading “Non-Equity Incentive Plan Compensation”:

	% of	Total Payout
Name	Base Salary	($)

David Sutherland-Yoest	100%	620,200	(1)
Edwin D. Johnson	100%	250,000
Ivan R. Cairns	100%	409,332	(2)
William P. Hulligan	100%	133,000
Brian A. Goebel	60%	138,000

(1)	Non-equity incentive plan compensation payments are calculated based upon Mr. Sutherland-Yoest’s Canadian dollar salary and paid in Canadian dollars. All amounts paid to Mr. Sutherland-Yoest in Canadian dollars are converted for reporting purposes to U.S. dollars at the average exchange rate fiscal 2007.

(2)	Non-equity incentive plan compensation payments are calculated based upon Mr. Cairns’ Canadian dollar salary and paid in Canadian dollars. All amounts paid to Mr. Cairns in Canadian dollars are converted for reporting purposes to U.S. dollars at the average exchange rate in fiscal 2007.

Each of our named executive officers has entered into an employment agreement with us which sets out their starting base salary, the executive’s target annual cash bonus payment as a percentage of his base salary pursuant to our short term incentive plan, and the benefits, and post termination payments to which the executive is entitled.

Pursuant to his employment agreement dated October 26, 2005, Mr. Sutherland-Yoest’s base salary is fixed at $500,000 per year. In both fiscal 2007 and 2006, Mr. Sutherland-Yoest was paid the Canadian dollar equivalent of $500,000 based on an exchange rate fixed at the time his base salary was determined. Pursuant to his employment agreement, Mr. Sutherland-Yoest’s target annual cash bonus under our short term incentive plan is 100% of his base salary. For the 2007 fiscal year, Mr. Sutherland-Yoest received Cdn$666,667, being 100% of his target bonus pursuant to our short term incentive plan. Although we achieved 98% of budgeted Adjusted EDITDA in fiscal 2007, the Compensation Committee considered the material transactions that had been consummated in 2007 and concluded that a 100% bonus payment to our Chief Executive Officer was appropriate.

For fiscal 2006, Mr. Sutherland-Yoest received C$667,667, being 100% of his target annual cash bonus. Eighty percent (80%) of Mr. Sutherland-Yoest’s cash bonus was paid based upon our exceeding budgeted Adjusted EBITDA and twenty percent (20%) was based upon Mr. Sutherland-Yoest’s success in completing the significant expansion of our operations in Florida through the acquisitions of Taft Recycling, Liberty Waste, Sun Country Materials, Pro Disposal and the SLD Landfill, and the negotiation of the purchase of Allied Waste Industries, Inc.’s Miami-Dade operations. For the 2006 fiscal year, the Compensation Committee also awarded Mr. Sutherland-Yoest a one-time, discretionary bonus of C$133,333 as a result of the successful completion of the exchange and redemption of our Series A Preferred Stock through the issuance of new common equity to Westbury (Bermuda) Ltd., to an affiliate of Prides Capital, LLC, and to affiliates of Kelso & Company, L.P.

Mr. Johnson’s employment agreement dated as of March 12, 2007, provides for an annual base salary of $300,000. As Mr. Johnson commenced his employment with us in March, 2007, he received a pro rata share of his annual base salary for fiscal 2007. Pursuant to his employment agreement, Mr. Johnson’s target annual cash bonus is 100% of his base salary. For fiscal 2007, Mr. Johnson received an annual cash bonus of $250,000, being 100% of his target. Although we achieved 98% of budgeted Adjusted EDITDA, the Compensation Committee considered the material transactions that had been consummated in 2007 and concluded that a 100% bonus payment to Mr. Johnson was appropriate.

Pursuant to his employment agreement dated as of August 23, 2007, Mr. Hulligan’s annual base salary is fixed at $300,000. Prior to assuming the position of Executive Vice-President, U.S. Operations, Mr. Hulligan was paid a base salary of $150,000. Pursuant to his employment agreement, Mr. Hulligan’s target annual cash bonus is 100% of his base salary. For fiscal 2007, Mr. Hulligan received a total annual cash bonus of $133,000 pursuant to our short term incentive plan. Although we achieved 98% of budgeted Adjusted EDITDA in fiscal 2007, the Compensation Committee considered the material transactions that had been consummated in the year and concluded that a 100% bonus payment to Mr. Hulligan was appropriate. The Compensation Committee also awarded Mr. Hulligan a discretionary bonus of $17,000 in 2007 as a result of Mr. Hulligan’s role in securing a permit expansion for our JED Landfill.

Mr. Cairns’ employment agreement dated January 5, 2004, provides for a base salary of $330,000 per year. In fiscal 2007 and 2006, Mr. Cairns was paid a base salary of the Canadian dollar equivalent of $330,000, at an exchange rate fixed at the time his base salary was determined. Mr. Cairns’ employment agreement sets his annual target cash bonus as 100% of his base salary. In 2007, Mr. Cairns was awarded a total annual cash bonus of C$440,000, being 100% of his target annual cash bonus. Although we achieved 98% of budgeted Adjusted EDITDA in the year, the Compensation Committee considered the material transactions that had been consummated in 2007 and concluded that a 100% bonus payment to Mr. Cairns was appropriate.

For the 2006 fiscal year, Mr. Cairns received C440,000, being 100% of his target bonus. Eighty percent of Mr. Cairns’ 2006 bonus was paid based upon our exceeding our budgeted Adjusted EBITDA and twenty percent of his bonus was based upon his role in completing the Florida acquisitions and negotiations with

Allied Waste for the acquisition of their Miami-Dade, Florida operations. In addition, the Compensation Committee awarded Mr. Cairns a one-time, discretionary bonus of C$60,000 for the 2006 fiscal year based upon his role in completing the exchange and redemption of our Series A Preferred Stock through the issuance of new common equity to Westbury (Bermuda) Ltd., to an affiliate of Prides Capital, LLC, and to affiliates of Kelso & Company, L.P.

Pursuant to his employment agreement dated as of October 1, 2003, Mr. Goebel’s base salary was fixed at $195,000 and was increased by 3% per annum in each of March 2005 and April 2006. In April 2007, Mr. Goebel’s base salary was increased by 11% to $230,000 a year, as a result of his performance in 2007 as acting Chief Financial Officer and a merit increase in respect of the performance of his role as our Chief Accounting Officer. Mr. Goebel’s employment agreement sets his annual target cash bonus pursuant to our short term incentive plan at 60% of his base salary. In 2007, Mr. Goebel was awarded 100% of his target bonus and was paid $138,000 based upon our achieving 98% of our budgeted Adjusted EBITDA and the material transactions completed in the year.

For the 2006 fiscal year, Mr. Goebel received 100% of his bonus target and was paid $124,000 pursuant to our short term incentive plan. Eighty percent of Mr. Goebel’s bonus was based upon our exceeding our budgeted Adjusted EBITDA and twenty percent was based upon Mr. Goebel achieving individual goals including meeting accelerated time lines for the completion of quarterly financial statements and interaction with our operations and with our external auditors.

No stock awards were granted to our named executive officers in fiscal 2006 or fiscal 2007 under the 1999 Stock Option Plan or in fiscal 2007 under the 2007 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity-based awards held by each of our named executive officers as of December 31, 2007:

		Option Awards
		Number of
	Number of	Securities
	Securities Underlying	Underlying
	Unexercised Options (#)	Unexercised Options (#)	Option Exercise			Option Expiration
Name	Exercisable(1)	Unexercisable	Price ($)			Date (7)

David Sutherland-Yoest	333,333	—	C$	20.88	(2)	11/05/2008
Edwin D. Johnson	—	—		—		—
Ivan R. Cairns	200,000	—	C$	21.45	(3)	12/16/2008
William P. Hulligan	166,666	—		11.67	(4)	06/19/2008
Brian A. Goebel	25,000	—		16.56	(5)	12/16/2008
	25,000			15.60	(6)	03/30/2009
	10,000			10.74	(6)	05/04/2010

(1)	Options vest on the date which is 2 years after their grant date.

(2)	The exercise price is denominated and payable in the Canadian dollar equivalent of the closing price of our common stock on NASDAQ on the grant date.

(3)	The exercise price is denominated and payable in the Canadian dollar equivalent of the closing price of our common stock on NASDAQ on the grant date.

(4)	The exercise price is the closing price of our common stock on NASDAQ on the grant date.

(5)	The exercise price is the closing price of our common stock on NASDAQ on the grant date.

(6)	The exercise price is the closing price of our common stock on NASDAQ on the date immediately prior to the grant date.

(7)	Options were granted on the date which is 5 years prior to their expiration dates.

Option Exercises and Stock Vested

No options were exercised by any of our named executive officers during fiscal 2007.

Pension Benefits

Other than matching contributions made by us to our 401(k) plan (or equivalent Deferred Profit Sharing Plan for our Canadian employees) for our named executive officers, to a maximum of 3% of their base salary, subject to limitations imposed by the Internal Revenue Code or the Income Tax Act of Canada, we do not provide any retirement or pension benefits to our executive officers. Matching contributions made to our 401(k) plan (or Canadian equivalent) vest after two years of continuous service with us. Employees must generally be employed for a fixed period of time before being eligible to participate in our 401 (k) plan or Canadian equivalent.

Non-Qualified Deferred Compensation Plans

We do not have any non-qualified deferred compensation plans for any of our employees, including our named executive officers.

Potential Payments Upon Termination or Change of Control

Pursuant to employment agreements that we have entered into with each of our named executive officers, we have agreed to make post-termination payments of salary and bonus and to make payments to our third party health care provider for continuing health care benefits, on the executive officer’s death or total disability, as well as on termination by us without cause, or by the named executive officer for “good reason”. Under the employment agreements, for cause dismissal is narrowly defined to include only those instances where the named executive officer has committed a serious breach of the terms of his employment agreement, and for all named executive officers other than Brian Goebel, requires approval by a 2/3rds vote of the Board of Directors and the executive must be given an opportunity to address the Board regarding the cause allegations made against him. Good Reason is defined in the employment agreements as:

•	a change in the executive’s title or responsibilities that represents a material diminution of the executive’s position, status or authority;

•	a reduction in the executive’s base salary;

•	our material failure to provide the required benefit programs to the executive and his family;

•	a failure to pay the executive a material amount of the compensation due to him; and

•	failure to require a successor to assume the employment agreement with the executive.

In addition, Mr. Cairns employment agreement provides that good reason includes a change of his principal place of employment to a location outside of the Burlington/ Oakville/Hamilton area. Total Disability means the executive is unable to discharge his responsibilities under his employment agreement for a period of 180 continuous days or a total of 180 days in any calendar year.

The employment agreements also provide for the vesting of non-vested stock options following termination by us of the employment of our named executive officers without cause or by the named executive officer for good reason, as well as on the executive’s death or total disability. The vested stock options remain exercisable for a period of 90 days after the date that payments to the executive under the agreement cease where termination is by us without cause or by the executive with good reason. Where termination results from the death or disability of the executive, the stock options are exercisable for 18 months after the date of vesting.

Pursuant to the employment agreements, each of our named executive officers is bound by confidentiality and non-solicitation covenants as well as covenants not to compete or be employed by any competing business in any of the business areas or territories in which we then conduct our business or with any development opportunity being pursued by us during the applicable non-compete period. The length of these non-compete periods is summarized in the table below:

Termination by Reason of
	Without Cause or			For Cause or
	for Good Reason	Death or Disability	Change of Control	Without Good Reason

David Sutherland-Yoest Edwin D. Johnson William P. Hulligan Ivan R. Cairns	2 years	None	None where change of control occurred within 2 years preceding termination	1 year
Period from termination to effective date of change of control where change of control occurs within 1 year following termination
Brian A. Goebel	1 year without cause None for good reason	None	1 year	1 year

If the Board in good faith determines that any of our named executives have breached the non-solicitation or non-competition covenants set out in their employment agreements, then we are entitled to suspend or terminate all remaining payments and benefits which would otherwise be payable to the executive, in addition to any other rights we may have against the executive. Each executive officer has also agreed to injunctive relief against him and to pay our costs in enforcing the covenants, if we prevail on the merits of a claim for breach of the executive’s confidentiality, non-solicitation or non-competition covenants.

We have also agreed to make lump sum change of control payments to our named executive officers, other than Brian Goebel, if their employment is terminated by us without cause or by the executive for good reason within 2 years following a change of control, or where a change of control occurs within 1 year after termination without cause by us or termination for good reason by the named executive. Pursuant to Mr. Sutherland-Yoest’s employment agreement, payment of these lump sum amounts is also triggered if Mr. Sutherland-Yoest resigns for any reason where a change of control has occurred within 6 months preceding his resignation.

Where post-termination payments made to any of our named executive officers result in excise tax to the executive under Section 4999 of the Internal Revenue Code, we are obligated to gross-up the payment to the executive to make them whole for the tax payment.

Our employment agreements with our named executive officers do not provide for payments triggered by retirement from employment. As a result, retirement would be treated as a voluntary resignation.

Mr. Sutherland-Yoest was issued warrants to purchase 333,333 shares of common stock as a term of the commencement of his employment in September 2001. The warrants have an exercise price of $8.10 per share, have all vested and will expire in September 2011. In the event of a change of control, or if Mr. Sutherland-Yoest’s employment is terminated by reason of death, disability or by us without cause, the warrants continue to be exercisable as if Mr. Sutherland-Yoest had remained an employee, through their expiration date. If Mr. Sutherland-Yoest’s employment is terminated by his voluntary resignation or by us for cause, all vested warrants may be exercised within 180 days of the date of such termination.

In addition to the provisions of the employment agreements with our named executives, pursuant to the 2007 Plan, all option rights, stock appreciation rights, restricted stock and restricted stock units outstanding at the time of a change in control, whether or not vested at that time, will vest in full immediately prior to the occurrence of a change in control, as defined under the 2007 Plan. The definition of a change in control includes:

•	the sale or lease or all or substantially all of our assets to a third party;

•	a merger or consolidation with a third party where we are not the surviving entity and 50% or more of the shareholders following the merger are not the same as prior to the merger;

•	the acquisition of more than 50% of our stock by a third party;

•	a change of a majority of our directors from those in place prior to the adoption of the 2007 Plan; and

•	our voluntary or involuntary dissolution.

The following table sets forth the potential post-employment payments that would be made to our named executive officers assuming their employment was terminated effective December 31, 2007 based on their respective salaries and annual incentive compensation payments made in fiscal 2007.

Termination by Reason of
	Without Cause or			For Cause or Voluntary
Name	for Good Reason(8)	Death or Disability(8)	Change of Control(8)	Resignation

David Sutherland-Yoest	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options; Base salary for 3 years; 3 x average annual bonus over 36 months. Benefit continuance for 3 years or until secure substantially equivalent employer- provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options; Base salary for 3 years; 3 x average annual bonus over 36 months. Benefit continuance for 3 years or until secure substantially equivalent employer-provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

			Vesting of unvested stock options, lump sum payment of 3 x base salary and 3 x average annual bonus. Benefit continuance for 3 years or until eligible for employer-provided benefits, whether or not comparable.	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	Exercise of warrants to purchase 333,333 shares of common stock	Exercise of warrants to purchase 333,333 shares of common stock	Exercise of warrants to purchase 333,333 shares of common stock	Exercise of warrants to purchase 333,333 shares of common stock
	$5,214,317(1)	$5,214,317(1)	$5,214,317(1)	$156,667(2)

Edwin D. Johnson	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options; Base salary for 2 years; 2x annual cash bonus over 24 months. Benefit continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options; Base salary for 2 years; 2x annual cash bonus over 24 months. Benefit continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

			Vesting of unvested stock options; Lump sum payment of 2x base salary and 2x average annual bonus. Benefit continuance for 2 years or until eligible for employer-provided benefits, whether or not comparable.	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	$1,230,500(3)	$1,230,500(3)	$1,230,500(3)

Termination by Reason of
	Without Cause or			For Cause or Voluntary
Name	for Good Reason(8)	Death or Disability(8)	Change of Control(8)	Resignation

Ivan R. Cairns	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options, Base salary for 2 years; 2 x average annual bonus over 24 months. Benefit continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options, Base salary for 3 years; 3 x average annual bonus over 36 months. Benefit continuance for 3 years or until eligible for substantially equivalent employer- provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

			Vesting of unvested stock options, lump sum payment of 3 x base salary, and 3 x average annual bonus. Benefit continuance for 3 years or until eligible for employer-provided benefits, whether or not comparable.	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	$1,651,383(4)	$2,205,127(5)	$2,205,127(5)

William P. Hulligan	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options; Base salary for 2 years; 2x annual cash bonus over 24 months. Benefit continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

Vesting of unvested stock options; Base salary for 2 years; 2x annual cash bonus over 24 months. Benefit continuance for 2 years or until eligible for substantially equivalent employer-provided coverage.	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus;

			Vesting of unvested stock options; Lump sum payment of 2x base salary and 2x average annual bonus. Benefit continuance for 2 years or until eligible for employer-provided benefits, whether or not comparable.	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	$1,249,500(6)	$1,249,500(6)	$1,249,500(6)

Brian A. Goebel	Unpaid base salary through date of termination, accrued, unpaid vacation time, earned annual cash bonus; Vesting of unvested stock options, 1 year base salary and benefits continuance.	Unpaid base salary through date of termination, accrued, unpaid vacation time; Vesting of unvested stock options, 1 year base salary and benefits continuance.	Unpaid base salary through date of termination, accrued, unpaid vacation time.	Unpaid base salary through date of termination, accrued, unpaid vacation time.
	$255,000(7)	$255,000(7)

(1)	Consists of C$2,000,000 in base salary, C$1,557,344 in average bonus incentives and C$15,732 in benefits converted to U.S. dollars at the average exchange rate in fiscal 2007, $156,667 realizable on the exercise of warrants for 333,333 shares of our common stock and tax gross up of $1,733,626. Although the payments of salary, bonus and benefits would be payable in equal installments over 3 years, other than on a change of control, these amounts have not been present valued.

(2)	Realizable on the exercise of warrants to purchase 333,333 shares of our common stock based on the closing price of our stock of NASDAQ on December 31, 2007 of $8.57.

(3)	Consists of $600,000 in base salary, $600,000 in average bonuses incentives and $30,500 in benefits.

(4)	Consists of C$880,000 in base salary, C$880,000.00 in average bonus incentives and C$15,000 in benefits converted to U.S. dollars at the average exchange rate in fiscal 2007. Although the payments of salary, bonus and benefits would be payable in equal installments over 2 years, other than on a change of control, these amounts have not been present valued.

(5)	Consists of C$1,320,000 in base salary, C$1,027,840 in average bonus incentives and C$22,500 in benefits converted to U.S. dollars at the average exchange rate in fiscal 2007. Although the payments of salary, bonus and benefits would be payable in equal installments over 3 years, other than on a change of control, these amounts have not been present valued.

(6)	Consists of $600,000 in base salary, $600,000 in average bonuses incentives and $49,500 in benefits.

(7)	Consists of $230,000 in base salary and $25,000 in benefits.

(8)	The value of vested options for all of our named executive officers as at December 31, 2007 is zero as our closing stock price was less than the exercise price of such options.

Directors’ Compensation

The following table summarizes all compensation paid to the members of our Board of Directors in the fiscal year ended December 31, 2007:

	Fees Earned or
Name	Paid in Cash ($)	Total ($)

Gary W. DeGroote	21,000	21,000
Michael B. Lazar	29,500	29,500
George E. Matelich	36,000	36,000
Charles E. McCarthy	23,000	23,000
Lucien Rémillard	19,500	19,500
Jack Short	50,500	50,500
Wallace L. Timmeny	46,000	46,000
Michael J. Verrochi	46,000	46,000

Each non-employee director receives an annual retainer of $15,000 and $1,500 or $500 per meeting for participation in person or by telephone respectively. In addition, $20,000 is paid to the Chair of the Audit Committee and $5,000 is paid to the Chair of each of the Compensation Committee and the Governance Committee. Each member of the Audit Committee receives $15,000 as an additional retainer. We will also reimburse our non-employee directors for their travel, accommodation, meals and related expenses incurred in attending Board meetings. David Sutherland-Yoest, the only employee director, does not receive any additional compensation for his service on the Board.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

This report is submitted on behalf of the Compensation Committee.

Michael B. Lazar, Chairman
George E. Matelich
Michael J. Verrochi

Certain Relationships, Related Transactions and Director Independence

We do not currently have any written policies or procedures in place for the review, approval or ratification of transactions with related persons that are reportable under paragraph (a) of Item 404 of Regulation S-K. The Governance Committee has a procedure requiring the review by it of all non-ordinary course transactions between us or any subsidiary and any of our executive officers or directors or any other “related person”.

The Audit Committee has designated the Governance Committee as responsible to review all transactions with persons who fall within the definition of “related persons”.

The Board of Directors has determined that the following directors meet the standard of independence as defined in Rule 4200 (a) (15), as amended, of the National Association of Securities Dealers’ listing standards:

George E. Matelich
Charles E. McCarthy
Michael B. Lazar
Jack E. Short
Wallace L. Timmeny
Michael J. Verrochi

Our independent directors met in separate session at each of the regular meetings of our Board of Directors and of each of its three standing committees held during 2007.

Other than those listed in this section, we have not entered into any material transactions during the period beginning on January 1, 2006 through March 1, 2008 in which anyone who currently holds a position as a director or officer, or held more than 5% of our common stock, or any member of the immediate family of any such person or shareholder, has or had any interest.

In March, 2005, in connection with the exercise of our right to put $7.5 million of our common shares to Michael DeGroote, the father of Gary W. DeGroote, pursuant to a Standby Purchase Agreement entered into with Michael G. DeGroote in October 2004, Michael G. DeGroote received warrants to purchase 88,028 shares of our common stock at an exercise price of $8.52 per share. These warrants remain exercisable until March 28, 2010. At the time of the transaction, Gary W. DeGroote was a member of our Compensation Committee.

Stanley A. Sutherland, the father-in-law of David Sutherland-Yoest, our Chairman, President and Chief Executive Officer, has been employed by us since 2003 as Executive Vice President and Chief Operating Officer, Western Canada and received Cdn$0.6 million and Cdn.$0.6 million in employment compensation for the years ended December 31, 2007 and December 31, 2006 respectively. This compensation was consistent with compensation paid to other executives in similar positions.

During 2004 and until April 2006, David Sutherland-Yoest, our Chairman and Chief Executive Officer, conducted ongoing negotiations with Lucien Rémillard, a director, with respect to our potential acquisition of the RCI Companies, a solid waste collection and disposal operation controlled by Mr. Rémillard in Quebec, Canada. In connection with these negotiations, we reimbursed Mr. Rémillard’s company for expenses in the aggregate amount of approximately C$3.2 million for services provided by third parties to December 31, 2005, in connection with preparing audited financial statements of the business and with ongoing efforts to expand the capacity of a solid waste landfill. Mr. Rémillard is not obligated to reimburse us for these expenses. Additionally, on November 22, 2002, we entered into a Put or Pay Disposal Agreement with the RCI Companies, and Intersan, a subsidiary of Waste Management of Canada Corporation. Our obligations to Intersan are secured by a letter of credit for C$4.0 million.

During 2004, we entered into a lease of office premises in an office tower in Burlington, Ontario owned by Westbury International (1991) Corporation, a property development company controlled by Michael H. DeGroote, Gary W. DeGroote’s brother. The leased premises consist of approximately 9,255 square feet. The term of the lease is 10.5 years, with a right to extend for a further five years. Base rent escalates from C$0.1 million to C$0.2 million per year in increments over the term of the lease.

On December 15, 2006, we issued 2,894,737 shares of our common stock to affiliates of Kelso & Company, L.P. (“Kelso”) in exchange for shares of our Series A Preferred Stock in an amount equal to $27.5 million and used all of the net proceeds of the issuance of an additional 7,000,001 shares of our common stock to Westbury (Bermuda) Ltd. and Prides Capital Fund I, L.P., as well as debt and our available cash to redeem all of the remaining shares of Series A Preferred Stock issued to Kelso. Until the redemption and exchange, Michael B. Lazar and George E. Matelich were nominees of affiliates of Kelso to our Board of Directors.

On December 15, 2006, we issued 1,736,843 shares of our common stock to an affiliate of Prides Capital Partners, L.L.C. (“Prides”) at $9.50 per share for a purchase price of $16.5 million. Charles E. McCarthy is a nominee of Prides to our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our shares of common stock and exchangeable shares as of March 31, 2008, by each person or entity that is known to us to be the beneficial owner of more than 5% of our shares of common stock and exchangeable shares. As of that date, the number of issued and outstanding shares in our capital stock was 46,074,982 including exchangeable shares of Waste Services (CA) that are exchangeable for 2,101,062 shares of our common stock that are not owned directly or indirectly by us.

	Shares Beneficially Owned
		Percentage of
	Number of	Total Issued
	Common/Exchangeable	Common/Exchangeable
Name of Beneficial Owner(1)	Shares	Shares

Westbury (Bermuda) Ltd.(2)	12,552,530	26.76%
Prides Capital Partners, L.L.C.(3)	5,937,175	12.88%
Kelso & Company, L.P.(4)	5,278,070	10.89%
FMR LLC(5)	3,034,277	6.59%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2008 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Consists of 11,724,753 shares of common stock and 827,777 shares of common stock issuable upon the exercise of warrants. The stockholder of Westbury (Bermuda) Ltd. is Westbury Trust. The trustees of Westbury Trust are Jim Watt, Gary W. DeGroote and Rick Burdick. The address for Westbury (Bermuda) Ltd. is Victoria Hall, 11 Victoria Street, P.O. Box HM 1065, Hamilton, Bermuda, HMEX.

(3)	Based on information contained in a Form 4 filed with the Securities Exchange Commission by Prides Capital Partners, L.L.C. on November 6, 2007. The principal business office of Prides Capital Partners, L.L.C. is 200 High Street, Suite 700, Boston, MA 02110.

(4)	Consists of 2,605,263 shares of common stock owned by Kelso Investment Associates VI, L.P. and 2,145,000 shares of common stock issuable upon the exercise of warrants issued to Kelso Investment Associates VI, L.P. and 289,474 shares of common stock owned by KEP VI, LLC and 238,333 shares of common stock issuable upon the exercise of warrants issued to KEP VI, LLC. Kelso Investment Associates VI, L.P. and KEP VI, LLC are affiliates of Kelso & Company, L.P. The address of Kelso & Company, L.P. is 320 Park Avenue, 24th Floor, New York, N.Y. 10022.

(5)	Based on information contained in a Form 13G filed with the Securities Exchange Commission by FMR LLC on February 14, 2008. The principal business office of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

Information regarding share ownership as of March 31, 2008 of our directors and named executive officers is set forth below:

	Outstanding	% of
Name	Shares(1)	Shares(2)

Charles E. McCarthy(3)	5,937,175	12.9%
David Sutherland-Yoest(4)	1,824,992	3.9%
Lucien Rémillard(5)	1,011,165	2.2%
Gary W. DeGroote(6)	781,666	1.7%
William P. Hulligan(7)	348,332	*
George E. Matelich(8)	268,232	*
Ivan R. Cairns(9)	200,833	*
Michael J. Verrochi	128,579	*
Brian A. Goebel(10)	60,000	*
Wallace L. Timmeny	8,166	*
Michael B. Lazar	4,854	*
Jack E. Short	4,133	*
Edwin D. Johnson	5,000	*

All executive officers and directors as a group (13 persons)	10,583,127	22.41%

*	Less than one (1%) percent.

(1)	In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of March 31, 2008 count as outstanding for computing the percentage beneficially owned by the person holding these options or warrants.

(2)	Percentages based upon 46,074,982 shares of common stock outstanding as of March 31, 2008, which includes exchangeable shares of Waste Services (CA) Inc. exchangeable for 2,101,062 shares of our common stock that are not owned directly or indirectly by us.

(3)	Based on information contained in a Form 4 filed with the Securities Exchange Commission by Prides Capital Partners, L.L.C. on November 6, 2007. Mr. McCarthy disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein.

(4)	Consists of 649,832 shares of common stock issuable upon the exchange of 1,949,497 exchangeable shares of Waste Services (CA) Inc. owned by D.S.Y. Investments Ltd., of which Mr. Sutherland-Yoest is the sole director and stockholder, as well as 251,828 shares of common stock owned by Mr. Sutherland-Yoest personally, 333,333 shares of common stock issuable upon the exercise of currently exercisable warrants to purchase common shares, 333,333 shares of common stock issuable upon the exercise of currently exercisable options, 166,666 shares of common stock owned by Mr. Sutherland-Yoest’s wife and 90,000 shares of common stock owned by Mr. Sutherland-Yoest’s daughter which Mr. Sutherland-Yoest may be deemed to beneficially own. Mr. Sutherland-Yoest disclaims beneficial ownership with respect to the shares owned by his wife and his daughter.

(5)	Consists of 500,000 shares of common stock issuable upon the exchange of 1,500,000 exchangeable shares of Waste Services (CA) Inc. owned by Maybach Corporation, 492,832 shares of common stock owned by The Victoria Bank (Barbados) Incorporated, and 18,333 shares of common stock issuable upon the exercise of currently exercisable options issued to Mr. Rémillard. Mr. Rémillard is the controlling stockholder of Maybach Corporation and is indirectly the controlling stockholder of The Victoria Bank (Barbados) Incorporated, and is deemed to beneficially own the common and exchangeable shares owned by each such entity. Mr. Rémillard disclaims beneficial ownership of the common and exchangeable shares owned by The Victoria Bank (Barbados) Incorporated and Maybach Corporation.

(6)	Consists of 758,333 shares of common stock issuable upon the exchange of 2,275,000 exchangeable shares of Waste Services (CA) Inc. owned by GWD Management Inc., and 23,333 shares of common stock issuable upon the exercise of currently exercisable options to purchase shares of our common stock issued to Mr. DeGroote. Mr. DeGroote is the controlling stockholder and director of GWD Management Inc.

(7)	Consists of 175,000 shares of common stock owned by Mr. Hulligan, options to acquire 166,666 shares of common stock that are currently exercisable and 6,666 warrants to acquire common stock that are currently exercisable.

(8)	Consists of 252,932 shares of common stock owned by Mr. Matelich, 300 shares of common stock owned by Mr. Matelich’s children and 15,000 shares of common stock issuable upon the exercise of currently exercisable options to purchase common shares issued to Mr. Matelich. The 252,932 shares of common stock owned by Mr. Matelich personally are pledged to Smith Barney (a division of Citigroup Global Markets, Inc.). Mr. Matelich disclaims beneficial ownership of the shares owned by his children. Mr. Matelich is a Managing Director of Kelso & Company, L.P. Affiliates of Kelso & Company, L.P. own currently exercisable warrants to purchase 5,278,070 shares of common stock. Mr. Matelich disclaims beneficial ownership of the shares owned by affiliates of Kelso & Company, L.P.

(9)	Consists of options to acquire 200,000 common shares that are currently exercisable and 833 shares of common stock owned by Mr. Cairns.

(10)	Consists of options to acquire 60,000 common shares that are currently exercisable.

The following table summarizes our equity compensation plans as of December 31, 2007:

				(c)
				Number of Securities
				Remaining Available for
			(b)	Future Issuance Under
	(a)		Weighted-Average	Equity Compensation
	Number of Securities to be		Exercise Price of	Plans (Excluding Securities
	Issued upon Exercise of		Outstanding	to be Issued upon Exercise
	Outstanding Options,		Options, Warrants	of Outstanding Options,
Plan Category	Warrants and Rights		and Rights	Warrants or Rights)

Equity compensation plans approved by security holders	3,558,279	(1)	$14.71	4,500,000	(2)
Equity compensation plans not approved by security holders	333,333	(3)	$8.10	—

Total	3,891,612		$14.14	4,500,000	(2)

(1)	Issued under the 1999 Stock Option Plan.

(2)	The 1999 Stock Option Plan has been replaced by the 2007 Equity and Performance Incentive Plan (the “2007 Plan”) effective November 2, 2007 and therefore no further options will be issued under the 1999 Option Plan. As of December 31, 2007, there were no options, warrants or other rights outstanding under the 2007 Plan. Under the 2007 Plan, a maximum of 4,500,000 stock awards may be issued.

(3)	Warrants to purchase 333,333 shares of our common stock, at an exercise price of $8.10 per share, were granted to David Sutherland-Yoest in September 2001 as a term of the commencement of his employment. All of the warrants have vested and will expire in September 2011. The warrants are exercisable until their expiration so long as Mr. Sutherland-Yoest is an employee. In the event of a change of control, or if Mr. Sutherland-Yoest’s employment is terminated by reason of death, disability or by us without cause, the warrants continue to be exercisable as if Mr. Sutherland-Yoest had remained an employee. If Mr. Sutherland-Yoest’s employment is terminated by his voluntary resignation or by us for cause, all vested warrants may be exercised within 180 days of the date of such termination.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP has been appointed by the Audit Committee as our independent auditors for the current fiscal year. A representative of BDO Seidman, LLP is not expected to be in attendance at the Annual Meeting.

Audit Fees

Audit fees billed for the 2007 and 2006 audits by BDO Seidman, LLP approximated $1.2 million and $1.3 million, respectively. Audit fees billed for 2007 and 2006 included fees for quarterly reviews and registration statements of approximately $0.3 million and $0.4 million, respectively.

Audit Related Fees

Audit related fees billed for 2007 and 2006 by BDO Seidman, LLP approximated nil and $0.1 million, respectively, and related to due diligence performed in connection with certain acquisitions.

Tax Fees

Tax related fees were nil in 2007 and 2006 for BDO Seidman, LLP.

All Other Fees

Other fees were nil in 2007 and 2006 for BDO Seidman, LLP.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit services, audit-related services, tax services and other services provided by our auditors. Any services provided by BDO Seidman, LLP that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes-Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services, pursuant to a de minimis exception prior to the completion of an audit engagement. In 2007 and 2006, none of the fees paid to BDO Seidman, LLP were approved pursuant to the de minimis exception.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for the preparation and integrity of the financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. BDO Seidman, LLP, the independent public accounting firm appointed by the Audit Committee for our 2007 fiscal year have been responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee oversees and monitors the integrity of the financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the 2007 fiscal year with management.

The Audit Committee has discussed with BDO Seidman, LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Oversight Board in Rule 3600T, and has discussed with BDO Seidman, LLP their independence.

Based on these reviews and discussions (and without other independent verification), the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2007 be included in our Annual Report on Form 10-K for filing with the Securities Exchange Commission.

This report is submitted on behalf of the Audit Committee.

Jack E. Short, Chairman
Wallace L. Timmeny
Michael J. Verrochi

OTHER MATTERS

We do not intend and our directors do not intend to bring any other matters before the Annual Meeting and do not presently know of any other matters that will be presented by others for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, a properly executed proxy will be voted on such matters in accordance with the best judgment of the persons authorized in the proxy and the discretionary authority to do so included in the proxy.

We will bear the costs of this solicitation. Proxies will be solicited primarily by mail but may also be solicited personally by our directors or officers, without additional consideration.

OTHER INFORMATION

Delivery of Documents to Security Holders Sharing an Address

Only one Proxy Statement is being delivered to multiple security holders sharing an address unless we have received contrary instructions from one or more of the security holders. We will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a security holder at a shared address to which a single copy of the documents was delivered. To request separate delivery of these materials now or in the future, a security holder may submit a written request to: Waste Services, Inc., 1122 International Blvd, Suite 601, Burlington, Ontario, Canada, L7L 6Z8, Attention: Corporate Secretary or by calling (905)-319-1237.

Additionally, any security holders presently sharing an address who are receiving multiple copies of the Proxy Statement and would like to receive a single copy of such materials may do so by directing their request to us in the manner provided above.

Submission of Stockholder Proposals for the Next Annual Meeting

Eligible stockholders who wish to present a proposal at our next annual meeting must provide notice of their proposal in accordance with the requirements and time lines set out in our Amended and Restated By-laws. Notice must be received between March 14, 2009 and April 13, 2009 for inclusion in next year’s proxy. If the date of next year’s annual meeting is changed by more than 30 days from the date of this year’s annual meeting, the proposal must be received no later than the close of business on the later of (i) the close of business on the date 60 days prior to the meeting date; or (ii) the close of business on the 10th day following the date on which such meeting date is first publicly announced or disclose. If the proposal is submitted for inclusion in the proxy materials pursuant to Rule 14a-8 of the Securities Exchange Act for our next annual stockholders meeting it must be received by no later than February 12, 2009 or if the date of the 2009 annual meeting has been changed by more than 30 days from the date of this year’s meeting, by no later than 30 days prior to the date of printing and mailing our material for the annual meeting.

Any such proposal should be mailed to: Corporate Secretary, Waste Services, Inc., 1122 International Blvd., Suite 601, Burlington, Ontario, Canada, L7L 6Z8.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2008

The 2008 Proxy Statement and our 2007 Annual Report are available on our website at www.wasteservicesinc.com.

Annual Report

A copy of the 2007 Annual Report on Form 10-K of Waste Services, Inc. is enclosed with this Proxy Statement. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and shall not be deemed to be a part of the materials for the solicitation of proxies.

By Order of the Board of Directors

“Ivan R. Cairns”
Ivan R. Cairns
Secretary

WASTE SERVICES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
THURSDAY, JUNE 12, 2008
(the “Annual Meeting”)
     This proxy should be read in conjunction with the Proxy Statement pertaining thereto.
     The undersigned, being a holder of shares of common stock or Special Voting Preferred Stock of WASTE SERVICES, INC., hereby appoints Ivan R. Cairns, or failing him, George Boothe, or instead of either of them the person, if any, named below as proxyholder, with power of substitution, to attend and vote for the undersigned at the Annual Meeting of stockholders to be held on Thursday, June 12, 2008, and at any adjournment or postponement:
THE STOCKHOLDER MAY APPOINT A PROXYHOLDER OTHER THAN ANY PERSON DESIGNATED ABOVE (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT ON THE STOCKHOLDER’S BEHALF AT THE ANNUAL MEETING. IF YOU WISH SOME PERSON TO ACT FOR YOU OTHER THAN THE PERSON(S) NAMED IN THE ABOVE FORM, FILL IN THE NAME OF SUCH PERSON HERE

or as an alternate
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
WASTE SERVICES, INC.
THURSDAY, JUNE 12, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon as possible.
â Please detach along perforated line and mail in the envelope provided. â
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEE DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

1.	Election of three Directors to serve until the 2011 annual meeting of stockholders of the Corporation::

NOMINEES:
☐	FOR ALL	O Michael B. Lazar
	NOMINEES	O Lucien Rémillard
O Jack E. Short

☐	WITHHOLD
AUTHORITY
FOR ALL
NOMINEES

☐	FOR ALL
EXCEPT
(See instructions
below)

INSTRUCTION:		To withhold authority to vote for any individual nominee(s), mark
“FOR ALL EXCEPT” and fill in the circle next to each
nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right		☐
and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

and in their discretion to vote on amendments or variations to matters identified in the Notice of Annual Meeting or such other matters which may properly come before the Annual Meeting or any adjournment thereof.
To be effective, a proxy must be received by American Stock Transfer & Trust Company no later than Wednesday, June 11, 2008 at 11:59 p.m. (New York time), or in the case of any adjournment of the Annual Meeting, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the date to which the Annual Meeting is adjourned.
This Proxy supersedes and revokes any proxy previously given in respect of the Annual Meeting.
IF THIS PROXY IS NOT DATED IN THE SPACE BELOW, IT IS DEEMED TO BE DATED ON THE DATE WHICH IT IS MAILED.
On any ballot that may be called for, the securities represented by this Proxy in favor of the person(s) designated by management of the Corporation named in this Proxy will be voted in accordance with the instructions given on this ballot, and if the Stockholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. If no choice is specified in the Proxy with respect to a particular matter identified in the Notice of Annual Meeting, the person(s) designated by management of the Corporation in this Proxy will vote the securities represented by this Proxy for all of the nominees. Each stockholder has the right to appoint as proxyholder a person (who need not be a stockholder of the Corporation) other than the person(s) designated by management of the Corporation to attend and act on the stockholder’s behalf at the meeting. Such right may be exercised by inserting the name of the person to be appointed in the blank space provided in this Proxy or by completing another form of Proxy.
This Proxy or such other form of proxy should be completed, dated and signed, and sent in the enclosed envelope or otherwise to American Stock Transfer & Trust Company at 6201 — 15th Avenue, 3rd Floor, Brooklyn, New York, NY 11219, Facsimile number: 718-921-8387.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.